EXHIBITS	Exhibit 7.1

BARCLAYS BANK PLC

RATIO OF EARNINGS TO FIXED CHARGES - IFRS

	Year ended 31st December
	2005	2004
	(in £ millions except for ratios)
FIXED CHARGES

Interest expense	20,965	14,464
Rental expense	126	93

Total fixed charges	21,091	14,557

EARNINGS

Income before taxes and minority interests	5,311	4,589
Less: Unremitted pre-tax income of associated companies and joint ventures	(28)	(51)

	5,283	4,538
Fixed charges	21,091	14,557

Total earnings including fixed charges	26,374	19,095

RATIO OF EARNINGS TO FIXED CHARGES	1.25	1.31

RATIO OF EARNINGS TO COMBINED FIXED CHARGES, PREFERENCE SHARE

DIVIDENDS AND SIMILAR APPROPRIATIONS - IFRS

	Year ended 31st December
	2005	2004
	(in £ millions except for ratios)
COMBINED FIXED CHARGES, PREFERENCE SHARE DIVIDENDS AND SIMILAR APPROPRIATIONS

Interest expense	20,965	14,464
Rental expense	126	93

Fixed charges	21,091	14,557
Preference share dividends and similar appropriations	304	3

Total fixed charges, preference share dividends and similar appropriations	21,395	14,560

EARNINGS

Income before taxes and minority interests	5,311	4,589
Less: Unremitted pre-tax income of associated companies and joint ventures	(28)	(51)

	5,283	4,538
Fixed charges	21,091	14,557

Total earnings including fixed charges	26,374	19,095

RATIO OF EARNINGS TO COMBINED FIXED CHARGES, PREFERENCE SHARE DIVIDENDS AND SIMILAR APPROPRIATIONS	1.23	1.31